UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 3, 2008

The Hartford Financial Services Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Hartford Plaza, Hartford, Connecticut		06155
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	860-547-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On October 29, 2008, representatives of The Hartford Financial Services Group, Inc. (the "Company") provided information regarding the Company’s capital position during its quarterly earnings call. The Company has provided additional detail regarding its capital position, as set forth below.

Capital Margin

The Company has in the past used the concept of an estimated capital margin in excess of modeled rating agency requirements to maintain AA level ratings when discussing its capital position. On October 6, 2008, the Company announced that it had arranged for a $2.5 billion capital infusion by Allianz SE. Assuming a year-end S&P 500 level of 1,165 (the closing level at September 30, 2008) and pro forma for the Allianz investment, the Company estimated a capital margin of $3.5 billion. Assuming the S&P 500 closed 2008 at 900 (7% below the S&P 500 close of 968 on October 31, 2008), the Company's estimated capital margin would be approximately $2.0 billion.

This estimate reflects the estimated capital positions of the Company’s life and property and casualty operations (exclusive of any fourth quarter statutory credit related impacts) in addition to cash and short-term investments at the parent company. The estimate does not include any benefit from the Company’s $500 million Glen Meadow trust contingent capital facility, nor does it include any draw down of the Company’s $1.9 billion revolving credit facility, both of which are available to fund potential future capital shortfalls in any operating subsidiary. The estimate also assumes the Company’s operations perform as planned for the remainder of the year.

The process of estimating capital margin in excess of rating agency models is complex. Most rating agency capital models are based on year-end levels in the capital markets as well as full-year statutory financial statements. Interim capital estimates require a number of assumptions, including future capital market conditions, changes in rating agency models, and operating outlook changes.

Capital margin estimates are based on the Company’s current understanding of the application of the most constraining rating agency models for both the life and property and casualty operations. The difficulties of estimating capital margin have been exacerbated by recent severe increases in capital market volatility and uncertainty in the application of certain rating agency models. In consideration of the foregoing issues, the Company does not intend to provide estimates of the Company’s capital margin in the context of rating agency models in the future. Going forward, given the current environment, the Company intends to present the capital position of its life operations in terms of an RBC ratio.

RBC Ratios

The RBC formula for life companies establishes capital requirements relating to insurance, business, asset and interest rate risks, including equity, interest rate and expense recovery risks associated with variable annuities and group annuities that contain death benefits or certain living benefits. Historically, for ratings agencies that rely significantly on RBC ratios in their ratings determinations, RBC ratios of at least 325% have been associated with AA level ratings for life insurers.

The Company estimates that the year-end risk-based-capital ("RBC") ratio at Hartford Life and Accident Insurance Company ("HLA") would be approximately 440% assuming the S&P 500 closed the year at 900 and approximately 345% assuming the S&P 500 closed the year at 800. These estimates reflect the Company’s contribution to HLA of $1 billion provided by the property and casualty subsidiaries, which was completed in October, and assume the Company contributes the net proceeds from the $2.5 billion Allianz SE investment to HLA by the end of 2008.

On its October 29, 2008 earnings call, management indicated RBC figures in the range of 400% and 300% assuming year-end S&P 500 levels of 900 and 800, respectively. In addition to the assumptions set forth in the preceding paragraph, these estimates included an estimated provision for HLA’s fourth quarter statutory credit-related impacts of $500 million, after-tax, in the S&P 500 at 900 scenario and $750 million, after-tax, in the S&P 500 at 800 scenario.

In addition, the Company maintains about $1.5 billion of capital resources comprised of cash and short-term investments at the parent company and incremental capital held by the property and casualty subsidiaries. The transfer of additional excess capital from the property and casualty subsidiaries would be subject to the approval of the Connecticut Department of Insurance. Were the Company to use these capital resources, each $500 million increment would increase HLA’s RBC ratio by approximately 30 percentage points at S&P 500 levels of 900 and 800. In addition, the Company can access the $500 million Glen Meadow trust contingent capital facility and maintains the ability to access $1.9 billion of capacity under its revolving credit facility.

Under all of the foregoing scenarios, the Company estimates its property and casualty subsidiaries would continue to be capitalized at or above the levels historically associated with "AA level" property and casualty insurers.

The RBC outlooks set forth herein are estimates. Actual year-end RBC levels are likely to differ materially from these estimates, as they will be affected by numerous market inputs, none of which will be known prior to December 31, 2008, as well as the Company’s actual fourth quarter performance.

Some of the foregoing statements should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Quarterly Reports on Form 10-Q, our 2007 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hartford Financial Services Group, Inc.

November 3, 2008	By:	/s/ Beth A. Bombara

Name: Beth A. Bombara
Title: Senior Vice President and Controller